Exhibit 99.2

MATRIX SERVICE COMPANY
INDEX TO UNAUDITED PRO FORMA
CONDENSED FINANCIAL STATEMENTS

MATRIX SERVICE COMPANY
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial statements are based on the separate historical consolidated financial statements of Matrix Service Company and Kvaerner North American Construction Ltd. ("KNAC Ltd.") and selected net assets and operations of Kvaerner North American Construction Inc ("KNAC Inc.", and together with KNAC Ltd., referred to as "KNAC"). These unaudited pro forma condensed combined financial statements reflect the acquisition and related events using the acquisition method of accounting. The pro forma condensed combined balance sheet gives effect to the acquisition as if it occurred on September 30, 2013; the pro forma condensed combined statements of income give effect to the acquisition as if it occurred on July 1, 2012, the beginning of the Company's 2013 fiscal year. The following pro forma financial statements were derived from and should be read in conjunction with:

•	the consolidated financial statements of Matrix Service Company and the related notes for the year ended June 30, 2013 included in Matrix's Annual Report on Form 10-K for the year ended June 30, 2013;

•
the unaudited consolidated financial statements of Matrix Service Company and the related notes as of and for the three months ended September 30, 2013 included in Matrix's Quarterly Report on Form 10-Q for the quarter ended September 30, 2013; and

•	the audited combined financial statements of KNAC and the related notes as of and for the nine months ended September 30, 2013 included as Exhibit 99.1 to this Current Report on Form 8-K/A.

The unaudited pro forma financial information is presented for informational purposes only and is not indicative of the results of operations that would have been achieved if the acquisition had taken place as of the dates indicated nor should it be taken as indicative of our future consolidated results of operations. Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the pro forma financial statements.

The accompanying unaudited pro forma condensed combined financial statements reflect depreciation and amortization estimates which are preliminary, as our identification of the assets and liabilities acquired, and the fair value determinations thereof, for the acquisition has not been completed. The fair value estimates reflected in the accompanying unaudited pro forma condensed combined balance sheet are based on the best estimates available at this time. There is no guarantee that the preliminary fair value estimates, and consequently the unaudited pro forma condensed combined statements of income, will not change. To the extent that the final acquisition accounting results in an increased allocation of goodwill recorded, this amount would not be subject to amortization, but would be subject to annual impairment testing. To the extent the final acquisition accounting results in an increase to the preliminary computation of depreciable property, plant and equipment or amortizable intangible assets, the amount would be subject to depreciation or amortization, which would result in an increase or a decrease to the estimated pro forma income reflected in the accompanying unaudited pro forma condensed combined statements of income. We expect to complete the final acquisition accounting prior to filing our Form 10-K for the year ending June 30, 2014.

MATRIX SERVICE COMPANY
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2013
(In thousands, except per share data)

	Matrix Service Company	KNAC	Pro Forma Adjustments		Pro Forma Combined
Revenues	$226,217	$49,449	$—		$275,666
Cost of revenues	200,741	39,301	240	(a)	240,282
Gross profit	25,476	10,148	(240)		35,384
Selling, general and administrative expenses	14,714	6,959	95	(a)	22,787
			1,019	(b)
Operating income	10,762	3,189	(1,354)		12,597
Other income (expense):
Interest expense	(223)	(12)	(71)	(c)	(306)
Interest income	5	37	—		42
Other	(88)	—	—		(88)
Income before income tax expense	10,456	3,214	(1,425)		12,245
Provision for federal, state and foreign income taxes	3,904	1,245	(542)	(d)	4,607
Net income	$6,552	$1,969	$(883)		$7,638
Less: Net income attributable to noncontrolling interest	—	272	—		272
Net income attributable to Matrix Service Company	$6,552	$1,697	$(883)		$7,366

Basic earnings per common share	$0.25				$0.28
Diluted earnings per common share	$0.25				$0.28
Weighted average common shares outstanding:
Basic	26,116				26,116
Diluted	26,647				26,647
See accompanying notes.

MATRIX SERVICE COMPANY
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED JUNE 30, 2013
(In thousands, except per share data)

	Matrix Service Company	KNAC	Pro Forma Adjustments		Pro Forma Combined
Revenues	$892,574	$203,693	$—		$1,096,267
Cost of revenues	797,872	163,461	936	(a)	962,269
Gross profit	94,702	40,232	(936)		133,998
Equity (loss) in earnings of affiliates	—	(1,653)	—		(1,653)
Selling, general and administrative expenses	57,988	28,642	372	(a)	91,079
			4,077	(b)
Operating income	36,714	9,937	(5,385)		41,266
Other income (expense):
Interest expense	(800)	(2,054)	(285)	(c)	(3,139)
Interest income	32	462	—		494
Other	(30)	—	—		(30)
Income before income tax expense	35,916	8,345	(5,670)		38,591
Provision for federal, state and foreign income taxes	11,908	241	(2,155)	(d)	9,994
Net income	$24,008	$8,104	$(3,515)		$28,597
Less: Net income attributable to noncontrolling interest	—	153	—		153
Net income attributable to Matrix Service Company	$24,008	$7,951	$(3,515)		$28,444

Basic earnings per common share	$0.92				$1.10
Diluted earnings per common share	$0.91				$1.08
Weighted average common shares outstanding:
Basic	25,962				25,962
Diluted	26,358				26,358
See accompanying notes.

MATRIX SERVICE COMPANY
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2013
(In thousands)

	Matrix Service Company	KNAC	Pro Forma Adjustments		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$79,762	$28,254	$(79,533)	(e)	$28,483
Accounts receivable, less allowances	150,473	28,961	—		179,434
Costs and estimated earnings in excess of billings on uncompleted contracts	66,678	5,634	—		72,312
Deferred income taxes	6,063	1,815	(611)	(f)	7,267
Inventories	3,172	—	—		3,172
Other current assets	6,662	1,193	—		7,855
Total current assets	312,810	65,857	(80,144)		298,523
Property, plant and equipment, net	73,327	3,348	8,029	(g)	84,704
Goodwill	30,887	5,597	(5,597)	(h)	30,887
			36,311	(h)	36,311
Other intangible assets	7,378	—	24,009	(i)	31,387
Investment in joint venture	—	1,338	—		1,338
Long term deferred tax assets	—	7,534	(7,534)	(f)	—
Other assets	4,586	94	—		4,680
Total assets	$428,988	$83,768	$(24,926)		$487,830

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$67,799	$5,835	$2,000	(j)	$75,634
Billings on uncompleted contracts in excess of costs and estimated earnings	75,783	24,754	—		100,537
Accrued wages and benefits	17,850	7,369	—		25,219
Accrued insurance	7,651	—	—		7,651
Income taxes payable	601	3,552	—		4,153
Other accrued expenses	2,558	1,952	—		4,510
Total current liabilities	172,242	43,462	2,000		217,704
Deferred income taxes	7,844	—	(45)	(f)	7,799
Borrowings under senior credit facility	2,426	—	15,000	(k)	17,426
Total liabilities	182,512	43,462	16,955		242,929
Commitments and contingencies
Stockholders’ equity:
Matrix Service Company stockholders’ equity	246,476	39,881	(39,881)	(l)	244,476
			(2,000)	(j)
Noncontrolling interest	—	425	—		425
Total stockholders' equity	246,476	40,306	(41,881)		244,901
Total liabilities and stockholders’ equity	$428,988	$83,768	$(24,926)		$487,830

See accompanying notes.

MATRIX SERVICE COMPANY
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Note 1 – Basis of Pro Forma Presentation
Effective as of December 21, 2013, the Company acquired 100% of the stock and voting rights of Kvaerner North American Construction Ltd. and selected net assets and operations of Kvaerner North American Construction Inc., together referenced as "KNAC". The pro forma financial statements have been prepared using the acquisition method of accounting. The pro forma combined balance sheet gives effect to the acquisition as if it occurred on September 30, 2013; the pro forma combined statements of income gives effect to the acquisition as if it occurred on July 1, 2012.
The pro forma adjustments represent management's estimates based on information available as of the time this document was prepared and are subject to revision as additional information becomes available and additional analyses are performed. The pro forma financial statements do not reflect the impact of potential incremental revenues and earnings that may be achieved with the combined capabilities of the companies, nor do they reflect potential cost savings from operating efficiencies, synergies or asset dispositions. Also, the pro forma financial statements do not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs following the acquisition that are not expected to have a continuing impact.
The unaudited pro forma financial information is presented for informational purposes only and is not indicative of the results of operations that would have been achieved if the acquisition had taken place as of the dates indicated nor should it be taken as indicative of our future consolidated results of operations.
Note 2 – Preliminary Purchase Price Allocation
The total purchase price of $88.3 million was allocated to tangible and intangible assets and liabilities for purposes of these pro forma financial statements, based on their estimated relative fair values assuming the acquisition was completed on the pro forma balance sheet date presented. The final allocation will be based upon valuations and other studies for which the current information is preliminary. The final purchase price allocation will be determined after completion of a thorough analysis to determine the fair value of the tangible assets and liabilities, including fixed assets and identifiable intangible assets and liabilities. Accordingly, the final acquisition accounting adjustments could differ materially from the pro forma adjustments presented herein. Any increase or decrease in the fair value of the tangible and identifiable intangible assets and liabilities, as compared to the information shown herein, will also change the portion of the purchase price allocable to goodwill and could impact the operating results of the combined company following the acquisition due to differences in amortization related to the acquired assets. The total purchase price was allocated as follows, based on KNAC's September 30, 2013 balance sheet:

Net tangible assets	$26,857
Preliminary identifiable intangible assets	24,009
Deferred tax asset	1,159
Goodwill	36,311
Total purchase price	$88,336

Preliminary identifiable intangible assets in the pro forma financial statements consist of intangibles derived from customer relationships, a non-compete agreement and acquired backlog and are further discussed in item (b) included in Note 3 - Pro Forma Adjustments.
Goodwill represents the excess of the purchase price over the fair value of the underlying net assets. Goodwill is not amortized to earnings, but instead is reviewed for impairment at least annually, absent any indicators of impairment.

Note 3 – Pro Forma Adjustments
Adjustments included in the column under the heading "Pro Forma Adjustments" in the unaudited pro forma condensed combined financial statements correspond to the following descriptions:
Pro Forma Adjustments to Condensed Combined Statements of Income
(a) To record an increase in depreciation expense due to revaluation of KNAC's property, plant and equipment to fair value. The following table details the fair values (in thousands):

	Useful Life (in years)	Fair Value
Land	N/A	$14
Buildings	40	75
Leasehold & building improvements	1.25 - 10	1,258
Construction equipment	3 - 7	3,687
Transportation equipment	3 - 5	4,493
Office equipment & software	3 - 10	1,850
Total		$11,377

(b) To record an increase in amortization expense due to valuation of KNAC's intangible assets at fair value as follows (in thousands):

			Pro forma amortization expense
	Fair Value	Useful Life (in years)	For the three months ended September 30, 2013	For the year ended June 30, 2013
Customer relationships - Group A	$9,421	15.0	$157	$628
Customer relationships - Group B	11,168	8.0	349	1,396
Backlog	2,874	1.5	479	1,916
Non-compete agreement	546	4.0	34	137
Total increase to amortization expense	$24,009		$1,019	$4,077

(c) The Company borrowed $15.0 million on our existing $125.0 million senior credit facility to partially fund the acquisition. Interest accrues at LIBOR or an Alternate Base Rate, plus in each case, an additional margin ranging between 1.75% and 2.5% and between 0.75% and 1.5%, respectively. The adjustments represent the interest expense on the new debt as if the debt was incurred on July 1, 2012, calculated as follows (in thousands):

Face Value	For the three months ended September 30, 2013	For the year ended June 30, 2013
$15,000	$71	$285

(d) To record the tax effect of an assumed statutory tax rate of 38% on all adjustments.
Pro Forma Adjustments to Condensed Combined Balance Sheet
(e) To record the cash paid for the acquisition of $88.3 million and the working capital adjustments valued at $6.2 million as of September 30, 2013, offset in part by new debt issued of $15.0 million used to partially fund the acquisition.
(f) Since KNAC Inc. was an asset purchase, the tax basis does not carry over; therefore, the deferred tax balances must be eliminated. The remaining balances are attributable to the purchase of KNAC Ltd. which was a stock purchase with carryover tax basis.
(g) To adjust the fair value of acquired property, plant and equipment. See (a) above for additional information.
(h) Represents the elimination of pre-acquisition goodwill ($5,597) and the recognition of an estimate of acquisition date goodwill ($36,311).

(i) To record intangible assets acquired at an estimated fair value of $24.0 million. See (b) above for additional information.
(j) To record the $2.0 million of acquisition-related expenses.
(k) To record new debt issued under Matrix Service Company's senior revolving credit facility to partially fund the acquisition.
(l) To record the elimination of KNAC's equity at acquisition.